EXHIBIT 21.1
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                 SUBSIDIARIES OF BELL NATIONAL CORPORATION

1. Bell Savings and Loan Association, a savings and loan association chartered in the state of California.

2. Pacific Coast Holdings Insurance Company, an insurance Company organized under the laws of California.

3.    PFI National Corporation, a Delaware corporation.

4.    InPath, LLC, a Delaware limited liability company.

5.    Ampersand Medical Corporation, a Delaware corporation.

6. Samba Technologies, SARL, a limited liability company organized under the laws of France.